
                               NEW ENGLAND TELEPHONE AND TELEGRAPH COMPANY
                            VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION
                                           DOLLARS IN MILLIONS

REGULATION                 STATEMENT CAPTION                          1993          1992          1991

5-02(1)            Cash                                                11.2          12.7          19.1

5-02(4)            Allowance for uncollectibles                        51.7          40.6          24.4

5-02(9)            Total current assets                             1,091.0       1,079.4       1,016.3

5-02(18)           Total Assets                                     8,271.0       8,334.6       8,239.1

5-02(21)           Total current liabilities                        1,336.4       1,077.0       1,235.2

5-02(22)           Long-term debt                                   2,164.0       2,210.5       2,112.8

5-02(30)           Common stock                                     2,089.1       2,089.1       2,064.9

5-03(b)(8)         Interest expense                                   175.0         189.7         191.2

5-03(b)(10)        Earnings before income taxes and                    67.2         727.5         452.4
                   cumulative effect of change in accounting
                   principle

5-03(b)(11)        Income tax expense (benefit)                       (39.1)        240.9         135.9

5-03(b)(16)        Earnings before cumulative effect                  106.3         486.6         316.5
                   of change in accounting principle

5-03(b)(18)        Cumulative effect of change in                     (25.0)         -             -
                   accounting principle

5-03(b)(19)        Net Income                                          81.3         486.6         316.5
